SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
15(d) of the Securities Exchange Act of 1934
                      Commission File Number
                           33-99774

    (Exact name of registrant as specified in its charter)
               GS MORTGAGE SECURITIES CORPORATION II

     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         85 Broad Street
                     New York, New York 10004
                        (212)902-1000

   (Title of each class of securities covered by this Form)
         Commercial Mortgage Pass-Through Certificates,
          Series 1996-PL, Classes A-1, A-2, B, C and D

 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) of 15(d) remains)
                              None

      Please place an X in the box(es) to designate the
  appropriate rule provision(s) relied upon to terminate or
              suspend the duty to file reports:
     Rule 12g-4(a)(1)(i)  [ ]      Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]      Rule 12h-3(b)(2)(ii) [ ]
     Rule 12h-3(b)(1)(i)  [ ]      Rule 15d-6           [X]

      Approximate number of holders of record as of the
            beginning of the registrant's fiscal year:
                       Class A-1      23
                       Class A-2       6
                       Class B         1
                       Class C         1
                       Class D         1


Pursuant to the requirements of the Securities Exchange Act of 1934 GS Mortgage Securities Corporation II has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date   May 28, 1997        By /s/ Marvin J. Kabatznick
    -----------------        ------------------------------
                              Marvin J. Kabatznick
                              Chief Executive Officer